VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of December 20, 2018 (this “Agreement”), is entered into by and among SharedLabs, Inc., a Delaware corporation (“Company”), and the undersigned signatory set forth on the signature page hereto under the heading “Parent Stockholder” (the “Parent Stockholder”). Company and Parent Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).
W I T N E S S E T H:
WHEREAS, Parent Stockholder is the beneficial or record owner and has either sole voting power or shared voting power over, such number of shares of common stock, par value $0.0001 per share (the “Parent Common Stock”), of Glowpoint, Inc., a Delaware corporation (the “Parent”), as is indicated opposite Parent Stockholder’s name on Schedule A attached hereto, which (a) includes shares of Parent Common Stock (i) acquired by means of purchase, dividend or distribution, or as a result of the exercise or vesting of any options, restricted shares or other equity-based awards under any Parent Stock Plan or the conversion of any convertible securities or otherwise or (ii) held by Parent Stockholder in a revocable trust or a retirement account but (b) does not include shares of Common Stock (i) subject to future vesting or (ii) that are not currently exercisable nor will become exercisable within 60 days of the date hereof;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, a wholly-owned subsidiary of Parent (the “Merger Sub”) and the Company are entering into an Agreement and Plan of Merger (as amended from time to time, the “Merger Agreement”) that provides, among other things, for the merger of Merger Sub with and into the Company, with the Company being the surviving entity (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;
WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Merger Agreement, Company has required that Parent Stockholder agree, and Parent Stockholder has agreed to, enter into this Agreement with respect to all Parent Common Stock that Parent Stockholder Beneficially Owns (including those owned of record);
WHEREAS, as a condition and an inducement to Company’s willingness to enter into the Merger Agreement, Company has required that certain other Parent stockholders (the “Other Parent Stockholders”) agree, and the Other Parent Stockholders have agreed, to enter into substantially similar voting and support agreements with respect to all Parent Common Stock that such Other Parent Stockholders Beneficially Own (including those owned of record);
WHEREAS, prior to the date hereof, each of the Parent Board and the Company Board approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the DGCL; and

WHEREAS, Company desires that Parent Stockholder agrees, and Parent Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement as promptly as reasonably practicable.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:
1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and Parent Stockholder’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.
“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.
“Expiration Time” shall mean the earliest to occur of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Article IX thereof or (c) the termination of this Agreement by mutual written consent of the Parties.
“Permitted Transfer” shall mean, in each case, with respect to Parent Stockholder, so long as (a) such Transfer is in accordance with applicable law and (b) Parent Stockholder is, and at all times has been, in compliance with this Agreement, (A) any Transfer of Subject Securities by Parent Stockholder to an Other Parent Stockholder or to an Affiliate of Parent Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement in the form attached hereto as Exhibit I, pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to Parent Stockholder and otherwise become a party for all purposes of this Agreement (the “Joinder”); (B) any Transfer of Subject Securities (i) as a bona fide gift or gifts, (ii) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of Parent Stockholder, (iii) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement, in each case, so long as such transferee executes a Joinder or (iv) pursuant to net exercises in connection with option exercises or similar transactions under the Parent’s equity incentive plans; or (C) any Transfer of Subject Securities in connection with the consummation of the Merger and as expressly provided for in the Merger

Agreement; provided that no such Transfer shall relieve Parent Stockholder from its obligations under this Agreement, other than with respect to the Parent Common Stock transferred in accordance with the foregoing provision.
“Subject Securities” shall mean shares of Parent Common Stock, New Parent Stock and Parent Preferred Stock.
“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any capital stock or interest in any capital stock (or any security convertible or exchangeable into such capital stock), including in each case through the Transfer of any Person or any interest in any Person or (b) in respect of any capital stock or interest in any capital stock, to enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transaction is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a partnership or limited liability company.
2. Agreement to Retain Subject Securities.
A.     Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, Parent Stockholder shall not, with respect to any Subject Securities Beneficially Owned by Parent Stockholder, (a) Transfer any such Subject Securities, or (b) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.
B.     Injunction. Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Time a Governmental Entity of competent jurisdiction enters an order restraining, enjoining or otherwise prohibiting Parent Stockholder or its Affiliates from (a) consummating the transactions contemplated by the Merger Agreement or (b) taking any action pursuant to Section 3 or Section 4, then (i) the obligations of Parent Stockholder set forth in Section 3 and the irrevocable proxy and power of attorney in Section 4 shall be of no force and effect for so long as such order is in effect and, in the case of clause (b), solely to the extent such order restrains, enjoins or otherwise prohibits Parent Stockholder from taking any such action, and (ii) Parent Stockholder shall cause the Subject Securities to not be represented in person or by proxy at any meeting at which a vote of Parent Stockholder on the Merger is requested. Notwithstanding anything to the contrary in this Section 2(B), the restrictions set forth in Section 2(A) shall continue to apply with respect to the Subject Securities until the Expiration Time.

C.      Additional Purchases; Adjustments. Parent Stockholder agrees that any shares of Parent Common Stock or Parent Preferred Stock and any other shares of capital stock or other equity that Parent Stockholder purchases or otherwise acquires after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as and shall constitute Subject Securities, and Parent Stockholder shall promptly notify Company of the existence of any New Parent Stock. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Parent affecting the Subject Securities, the terms of this Agreement shall apply to the resulting securities.
D.      Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by law, be null and void ab initio. If any involuntary Transfer of any of Parent Stockholder’s Subject Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.
3. Agreement to Vote and Approve. From and after the date hereof until the Expiration Time, at every meeting of the stockholders of the Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Parent with respect to any of the following matters, Parent Stockholder shall, and shall cause each holder of record of Subject Securities that are Beneficially Owned by Parent Stockholder on any applicable record date to (including via proxy), vote the Subject Securities: (a) in favor of (i) the approval of the Merger and adoption of the Merger Agreement, and (ii) any proposal to adjourn or postpone such meeting of stockholders of the Parent to a later date if there are not sufficient votes to approve the Merger and adopt the Merger Agreement and (b) against (i) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Merger set forth in Article VIII of the Merger Agreement not being fulfilled, (ii) any Acquisition Proposal, (iii) any action which would materially delay, materially postpone or materially adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or dilute, in any material respect, the benefit of the transactions contemplated thereby to Company or to Company’s stockholders, and (iv) any action which would result in a breach of any representation, warranty, covenant or agreement of the Parent in the Merger Agreement. The obligations specified in this Section 3 shall apply whether or not (x) the board of directors the Parent (or any committee thereof) makes a Change of Recommendation or (y) the Parent breaches any of its representations, warranties, agreements or covenants set forth in the Merger Agreement.
4. Irrevocable Proxy. Parent Stockholder hereby revokes any and all previous proxies granted with respect to Parent Stockholder’s Subject Securities. By execution of this Agreement, Parent Stockholder hereby appoints and constitutes Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as Parent Stockholder’s true and lawful attorney-in-fact and proxy (which proxy is irrevocable and which appointment is coupled with an interest, including for purposes of Section 212 of the DGCL), to the fullest extent of Parent Stockholder’s rights with respect to the Subject Securities Beneficially Owned by Parent Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof and Parent Stockholder shall retain the authority to vote its Subject Securities in its discretion on all other matters. Parent Stockholder and the Company (or its substitute hereunder) shall have the right to vote the Subject Securities in accordance with this Agreement on the matters set forth in Section 3 and Parent Stockholder shall be obligated to so vote the Subject Securities.
5. Representations and Warranties of Parent Stockholder. Parent Stockholder represents and warrants to Company as follows:
A.     Due Authority. Parent Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Parent Stockholder and constitutes a valid and binding agreement of Parent Stockholder enforceable against it in accordance with its terms.
B.     Ownership of the Subject Securities. As of the date hereof, Parent Stockholder (a) Beneficially Owns the shares of Subject Securities indicated on Schedule A hereto opposite Parent Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement or as set forth on Schedule B-1, and, (b) except as set forth on Schedule B-2, has sole voting power or shared voting power over all of the shares of Subject Securities Beneficially Owned by Parent Stockholder. As of the date hereof, Parent Stockholder does not Beneficially Own any capital stock or other securities of the Parent other than the shares of Subject Securities set forth on Schedule A opposite Parent Stockholder’s name. As of the date hereof, Parent Stockholder does not Beneficially Own any rights to purchase or acquire any shares of capital stock of the Parent except as set forth on Schedule A opposite Parent Stockholder’s name, or as set forth on Schedule B-3.

C.	No Conflict; Consents.
i.     The execution and delivery of this Agreement by Parent Stockholder does not, and the performance by Parent Stockholder of the obligations under this Agreement and the compliance by Parent Stockholder with any provisions hereof do not and will not: (i) conflict with or violate any law applicable to Parent Stockholder, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the shares of Subject Securities Beneficially Owned by Parent Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Parent Stockholder is a party or by which Parent Stockholder is bound which would materially adversely affect Parent Stockholder’s ability to perform its obligations hereunder.

ii.     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, is required by or with respect to Parent Stockholder in connection with the execution and delivery of this Agreement or the performance by Parent Stockholder of its obligations hereunder.
D.     Absence of Litigation. There is no threatened, legal, administrative, arbitral or other proceedings, claims or actions (“Proceedings”) pending against, or, to the knowledge of such Parent Stockholder, threatened against or affecting, Parent Stockholder that would materially adversely affect the ability of such Parent Stockholder to perform Parent Stockholder’s obligations hereunder.
E.     Ownership of Company Common Stock. As of the date hereof, Parent Stockholder does not Beneficially Own directly any shares of Company Common Stock.
6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time; provided, however, that (a) termination of this Agreement shall not relieve any party from liability for breach of this Agreement and (b) Section 10 (other than (x) the second and third sentences of Section 10(O) and (y) Section 10(P) shall survive termination of this Agreement.
7. Notice of Certain Events. Parent Stockholder shall notify Company in writing promptly of (a) any fact, event or circumstance that would cause or constitute, a breach in any material respect of the representations and warranties of Parent Stockholder under this Agreement and (b) the receipt by Parent Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.
8. No Solicitation. Parent Stockholder will not, and will cause its Representatives not to, and will not announce any intention to, directly or indirectly (A) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries, expressions of interest, proposals or offers that constitute or would reasonably be expected to lead to an Acquisition Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (C) provide (including through access to any data room) any non-public information to any Person relating to the Company or the Parent, or any of their respective Subsidiaries with respect to an Acquisition Proposal or that the Company or Parent reasonably expects would be used for the purposes of formulating an Acquisition Proposal, (D) enter into any agreement, letter of intent, memorandum of understanding, agreement in principle or Contract with respect to any Acquisition Proposal, (E) submit any Acquisition Proposal or any matter related thereto to the vote of the stockholders of the Company or the Parent, or (F) resolve or agree or publicly propose to, or permit the Parent or any of its Subsidiaries or any of its or their Representatives to resolve or agree or publicly propose to take any of the actions referred to in clauses (A) – (E). Notwithstanding anything in this Agreement to the contrary, Parent Stockholder, directly or indirectly through one or more of its Representatives, may engage in the actions referred to in clauses (A)—(E) of this Section 8 with any Person if the Parent is permitted to engage in such actions with such Person pursuant to Section 7.10 of the Merger Agreement, in each case subject to the restrictions and limitations set forth in Section 7.10 of the Merger Agreement.
9. Waiver of Certain Actions.
A.     Parent Stockholder hereby waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that Parent Stockholder may have with respect to the Subject Securities.
B.     Parent Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Company, the Parent or any of their respective Subsidiaries or successors (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (ii) alleging a breach of any duty of the Parent Board or Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.
10. Miscellaneous.
A.     Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
B.     Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 10(B) shall be void and shall not be deemed to prevent Company from engaging in any merger, consolidation or other business combination transaction.
C.     Amendments and Modifications. No provision of this Agreement may be amended or modified unless such amendment or modification is in writing and signed by (a) Company, and (b) Parent Stockholder. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.
D.     Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person, upon delivery; (b) if transmitted by electronic mail (“e-mail”), upon confirmation of receipt of such e-mail; or (c) if transmitted by national overnight courier, upon delivery, in each case addressed as follows:

i.	if to Parent Stockholder, to:
Glowpoint, Inc.
999 18th Street, Suite 1350S
Denver, Colorado 80202
Attention: Peter Holst
Facsimile No: 1-866-703-2089

with a required copy to (which copy shall not constitute notice):
Arnold & Porter Kaye Scholer LLP
370 Seventeenth Street, Suite 4400
Denver, CO 80202
Attention: Ron Levine
Facsimile No: 303.832.0428
ii. if to Company, to:
SharedLabs, Inc.
118 W. Adams St., Suite 200
Jacksonville, FL 32202
Attention: Jason Cory
Facsimile No: (800) 960-0149

with a required copy to (which copy shall not constitute notice):
Holland & Knight LLP
1180 West Peachtree Street, N.W., Suite 1800
Atlanta, GA 30309
Attention: Roth Kehoe
Facsimile: (404) 881-0470
Or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

E.     Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws thereof.
F.     Submission to Jurisdiction. The Parties irrevocably submit to the jurisdiction of the Court of Chancery of the State of Delaware or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that, notwithstanding Section 111 of the DGCL, the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, the Superior Court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in connection with any dispute that arises in respect of the interpretation and enforcement of the provisions of this Agreement and the documents referred to in this Agreement or in respect of the transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or Proceeding for interpretation or enforcement hereof or any such document that it is not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action, suit or Proceeding shall be heard and determined exclusively by such a Delaware state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such action, suit or Proceeding in the manner provided in Section 10(D) or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
G.     Enforcement. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 6, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10(G), this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.
H.     No Third Party Beneficiaries. Nothing in this Agreement express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
I.     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (C) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(I).
J.     Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
K.     Counterparts. This Agreement may be executed in two or more counterparts, including via electronic means (such as Docusign, Adobe Sign, photocopy or scan of an original signature, or otherwise), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterparts.
L.     No Agreement Until Executed. This Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the Parties unless and until (a) the Parent Board approves the Merger Agreement, and the transactions and documents contemplated thereby, including this Agreement, (b) the Merger Agreement is executed and delivered by all parties thereto, and (c) this Agreement is executed and delivered by the Parties.
M.     Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense, whether or not the Merger is consummated.
N.     Action in Parent Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director or officer of the Parent shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of the Parent. The Parties acknowledge and agree that this Agreement is entered into by Parent Stockholder solely in its capacity as the Beneficial Owner of shares of Subject Securities, and not, if applicable, in such Parent Stockholder’s capacity as a director, officer or employee of the Parent, and nothing in this Agreement shall (a) restrict in any respect any actions taken (or failure to take actions) by Parent Stockholder or its designees or Representatives who are a director or officer of the Parent solely in his or her capacity as a director or officer of the Parent or (b) be construed to prohibit, limit or restrict Parent Stockholder from exercising its fiduciary duties as a director or officer of the Parent. For the avoidance of doubt, nothing in this Section 10(N) shall in any way modify, alter or amend any of the terms of the Merger Agreement.
O.     Documentation and Information. Parent Stockholder shall not make any public announcement or statement regarding this Agreement and the transactions contemplated hereby without the prior written consent of Company (such consent not to be unreasonably withheld), except as may be required by applicable law (provided that reasonable notice of any such disclosure will be provided to Company). Parent Stockholder consents to and hereby authorizes Company and the Parent to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Company or Parent reasonably determines to be necessary in connection with the Merger and any transactions contemplated by the Merger Agreement, Parent Stockholder’s identity and ownership of the Subject Securities, the existence of this Agreement and the nature of Parent Stockholder’s commitments and obligations under this Agreement, and Parent Stockholder acknowledges that Company or Parent may, in its sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity. Parent Stockholder agrees to promptly give Company and Parent any information it may reasonably require for the preparation of any such disclosure documents, and Parent Stockholder agrees to promptly notify Company and Parent of any required corrections with respect to any written information supplied by Parent Stockholder specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.
P.     Obligation to Update Schedule A. Parent Stockholder agrees that in connection with any acquisitions or Transfers (to the extent permitted) of Subject Securities by Parent Stockholder, Parent Stockholder will, as promptly as practicable following the completion of thereof, notify Company in writing of such acquisition or Transfer and the Parties will update Schedule A to reflect the effect of such acquisition or Transfer.
[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their authorized representatives as of the date first above written.
SHAREDLABS, INC.,
a Delaware corporation

By: /s/ Jason Cory
Name: Jason Cory
Title: President & Chief Executive Officer

Signature Page to Voting and Support Agreement

/s/ Peter Holst
Peter Holst

Signature Page to Voting and Support Agreement

SCHEDULE A

Parent Stockholder	Number of Shares of Parent Common Stock Beneficially Owned	Number of Shares of Parent Common Stock Owned of Record	Number of Shares of Parent Preferred Stock Beneficially Owned	Number of Shares of Parent Preferred Stock Owned of Record
Peter Holst	2,957,668	2,957,668	None	None

SCHEDULE B-1
None.

SCHEDULE B-2
None.

SCHEDULE B-3
Pursuant to Parent Benefit Plans (as defined in the Merger Agreement).

EXHIBIT I
FORM OF JOINDER AGREEMENT
This Joinder Agreement (this “Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement, dated as of December 20, 2018 (the “Voting Agreement”), by and between SharedLabs, Inc. a Delaware corporation, and the signatory thereto (the “Parent Stockholder”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Voting Agreement. By the execution of this Joinder Agreement, the Transferee agrees as follows:
(a)    Acknowledgment. Transferee acknowledges that Transferee is the recipient of a Transfer of Subject Securities of Glowpoint, Inc., a Delaware corporation, subject to the terms and conditions of the Voting Agreement (the “Transfer Securities”).
(b)    Agreement. Transferee (i) agrees that the Transfer Securities shall be bound by and subject to the terms of the Voting Agreement, (ii) hereby adopts the Voting Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the restrictions and obligations applicable to the Parent Stockholder and otherwise become a party to the Voting Agreement for all purposes thereunder.
(c)    Notice. Any notice required or permitted by the Voting Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.
EXECUTED AND DATED this ___ day of ________________ 20__.
TRANSFEREE
By: _______________________
Name: _____________________
Address: ___________________
Email: _____________________
ACCEPTED AND ACKNOWLEDGED:
SHAREDLABS, INC.

By: _______________________
Name: _____________________
Title: ___________________

Schedule A to Voting and Support Agreement